NEWS RELEASE	Contact: Lisa Mayr
For immediate release	Vice President, Investor
March 3, 2008	Relations and Capital Markets
(703) 744-1787

Sunrise Reports Preliminary Selected Financial and Operating Data for Fourth-Quarter 2007
Provides Updates on Cash and Debt, Accounting Restatement,
Anticipated Pre-Tax Charges and Impairments and Other Matters

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) today reported preliminary selected financial and operating data for the quarter ended December 31, 2007. The Company also provided updates on its cash and debt, the accounting restatement, anticipated pre-tax charges and impairments and other matters.

Operational Highlights

•	As of December 31, 2007, Sunrise operated 457 communities with capacity for approximately 54,000 residents, located in the United States, Canada, the United Kingdom and Germany.

•	During the quarter, Sunrise opened seven new communities and began construction on 16 new communities.

•	For the year, Sunrise opened 22 communities with capacity for 2,600 additional residents and began construction on 32 new communities with capacity for approximately 3,500 residents.

•	As of December 31, 2007, the Company had 45 communities under construction, with capacity for an additional 5,800 residents.

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For the fourth quarter 2007, revenue under management increased 7 percent to $616.7 million as compared to $576.1 million in the prior-year fourth quarter. For 2007, revenue under management was $2,372 million, up over 8 percent from 2006 revenue under management of $2,192 million. The measure "revenue under management" is derived by combining the revenues of Sunrise's consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise. Revenue under management for the quarter and the year grew largely due to new openings, stabilization of new properties opened during the prior year, acquisitions and increases in average daily rate.

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Sunrise’s same-community portfolio included 206 communities in the fourth quarter 2007, compared to 176 communities in the fourth quarter of 2006. Sunrise’s same-community portfolio consists of communities in which Sunrise has an ownership interest (i.e., consolidated communities and venture communities) that were stabilized in both the fourth quarter of 2007 and 2006 (which Sunrise defines as being open for 12 months or achieving 95 percent occupancy, whichever occurs first). The increase in number of same communities is partially due to the stabilization of communities in The Fountains venture portfolio, consisting of 16 communities that were acquired in the third quarter of 2005. Six of the communities became stabilized earlier in 2007, and the remaining ten communities became stabilized during the fourth quarter of 2006. The remaining increase in stabilized communities is due to new community openings that first stabilized in the fourth quarter 2006. Of the 206 communities in the same-community portfolio, 145 are venture communities and 61 are consolidated communities.

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Same-community revenues increased 5.9 percent during the fourth quarter 2007, to $311.5 million as compared to $294.1 million in the prior-year fourth-quarter. Revenue growth from communities in ventures was 5.1 percent and growth from consolidated communities was 7.6 percent. Growth in same-community revenues was primarily driven by rate increases.

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Average daily rate for the same-community portfolio increased 6.5 percent over the prior-year fourth quarter to $153.82. Same-community average daily rate for communities in ventures increased 5.8 percent over the prior-year fourth quarter to $156.85, while same-community average daily rate for consolidated communities increased 7.9 percent over the prior-year fourth quarter to $148.27. Rates grew over the prior-year fourth quarter primarily through increases in resident fees for new and existing residents. Rates decreased slightly from the third quarter of 2007 average daily rate of $155.48 due to the integration of The Fountains communities into the same-community portfolio. Of these communities, nine communities offer entrance fee models, which require higher up-front payments and lower monthly rates.

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Same-community operating expenses decreased 3.4 percent in the fourth quarter 2007 to $198.3 million, as compared to $205.2 million in the prior-year fourth quarter. Same-community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent. Same-community expense for communities in ventures decreased 2.4 percent for the quarter and same-community expense growth for consolidated communities decreased 5.0 percent. The decrease was due to expense credits of approximately $15.4 million primarily related to prior periods. Following the Company’s recent review of its self-insurance and health and dental benefits programs, the Company concluded that, based on historical claims levels and other information, existing reserve levels for these programs were higher than needed to cover projected claims, so a portion of the excess reserves was credited back to the communities. Excluding these credits, same-community operating expenses for the quarter would have been approximately $213.7 million, representing a 4.1 percent increase over the prior year.

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The same-community occupancy rate was 90.6 percent for the quarter 2007 compared to 91.6 percent in the prior-year fourth quarter. The occupancy rate for communities in ventures was 90.6 percent, down from 91.6 percent in the prior-year fourth quarter. For consolidated communities, the occupancy rate was 90.7 percent, down from 91.6 percent in the prior-year fourth quarter. The decline in occupancy was largely due to a decrease in occupancy for The Fountains communities. In addition, as previously disclosed, the Company has identified several existing markets and select communities that have shown declines in occupancy and has put plans in place to address these markets.

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Sunrise's management believes that total revenue under management and total same-community revenues, average daily rate, occupancy and expenses are useful indicators of trends in Sunrise's management business. For such data broken down by consolidated communities and unconsolidated ventures, please refer to the Supplemental Information attached. The preliminary financial data and operating metrics provided herein are not necessarily indicative of the results of operations of the Company for the three and twelve months ended December 31, 2007 and 2006. Because the Company's restatement of its financial statements has not been completed, Sunrise is unable at this time to provide a reasonable estimate of either its fourth-quarter 2007 or fourth-quarter 2006 results of operations.

Cash and debt

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On December 31, 2007, Sunrise had approximately $320 million of cash and cash equivalents. Of this balance approximately $130 million was restricted for use by the Company’s self-insurance program and another approximately $40 million was restricted for other purposes. The Company had approximately $250 million in debt outstanding at year-end.

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There were $100 million in borrowings and $71.7 million in letters of credit outstanding under the Company’s bank credit facility. On December 31, 2007, the Company had capacity to borrow up to an additional $78.3 million under this facility.

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As disclosed previously, on January 31, 2008, the Company amended its $250 million bank credit facility to waive and modify certain delivery dates for its financial statements. In addition, effective February 20, 2008, the amount available for borrowing under the bank credit facility was reduced to $160 million until the Company furnishes the lender with 2006 and 2007 audited financial statements.

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On February 20, 2008, Sunrise Senior Living Insurance, Inc., Sunrise’s wholly owned insurance captive, directly issued $43.3 million of letters of credit that had previously been issued under the bank credit facility.

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As of February 29, 2008, the Company had borrowings of $108 million, letters of credit of $28.4 million and borrowing availability of approximately $23.6 million under the bank credit facility. The Company believes this availability, unrestricted cash balances, and unlevered real estate assets is sufficient to support the Company’s operations over the next twelve months.

Accounting Restatement

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Sunrise currently estimates that the cumulative impact of the previously disclosed restatement issues will reduce net income for all periods impacted, including 1996 through 2005, by approximately $140 million, excluding the impact of the stock option adjustments and revenue recognition related to the Company’s Greystone subsidiary, as described below. This represents an increase of $10 million from the previously disclosed $130 million cumulative net income adjustments and is due to a number of miscellaneous adjustments.

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The Company also expects to record non-cash compensation expense totaling approximately $44 million pre-tax ($27 million after tax) related to the impact of the stock option adjustments described in the Company’s release dated November 9, 2007.

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The Company has now determined that it will be required to adjust its revenue recognition policies related to its Greystone subsidiary, a developer and manager of continuing care retirement communities. From the acquisition date of May 10, 2005 through December 31, 2005, revenues were recognized based on cash received under the contract. The cash payments corresponded to project completion milestones as set forth in the agreements. During the course of the accounting restatement Sunrise determined that revenue earned under these contracts should be recognized upon completion of the contract. There is no change in the amount or timing of the cash flow earned from the contracts. The total impact of the adjustment is expected to reduce pre-tax income by approximately $14 million.

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More than 40 percent of the $140 million estimated cumulative net income impact of the restatement adjustments (excluding stock option expense and Greystone adjustments) relates to periods prior to 2003 and, therefore, will be reflected as a reduction in the opening balance of retained earnings as of January 1, 2003 in the Company's restated financial statements when filed. The Company continues to expect that due to expiration of guarantees, refinancings, sales of assets and recapitalizations the substantial majority of the income and gains deferred in the restatement will be recaptured during the three-year period of 2006-2008. More than half of the cumulative net income impact of the adjustments (excluding stock option expense and Greystone adjustments) has already been recaptured for the period through December 31, 2007.

European Ventures

The Company has ventures in the United Kingdom and Germany to develop and operate senior living communities.

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United Kingdom. As previously disclosed, during the third quarter of 2007, this venture, in which the Company has a 20 percent equity interest sold six communities to a venture in which the Company has a 10 percent interest. The Company received cash proceeds of approximately $42 million related to the transaction. In addition, the Company received approximately $47 million resulting from a loan to the venture collateralized by a forward-sale purchase agreement for nine additional communities. In the fourth quarter of 2007 the Company completed the first of the forward-sales and will receive additional cash proceeds of $3 million.

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Germany. As previously disclosed, the Company expects to fund cash shortfalls related to operating deficit guarantees related to its Germany venture in which it has a 20 percent interest. To date, Sunrise has funded approximately $29 million under these guarantees and other loans, and expects to fund an additional net $60 million through 2012, the date at which the Company estimates that no further funding will be required. The Company expects to record a pre-tax charge of $50 million as it does not expect full repayment of the loans resulting from the funding. The Company has now determined that this charge should be recorded in 2006, instead of 2007 as previously disclosed. No assurance can be given that additional pre-tax charges will not be required in subsequent periods.

Other Anticipated Pre-Tax Charges and Impairments

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Impairment of Long-Lived Assets. The Company expects to record an impairment charge of $14.6 million in 2006 related to four small senior living communities, two of which the Company acquired in 1996 and two of which the Company acquired in 1999. The Company also expects to record an impairment charge of approximately $4.0 million in 2007 related to another senior living community acquired in 1999.

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Acquired Venture. As disclosed in the Company’s press release dated November 9, 2007, in the third quarter of 2005, Sunrise acquired a 20 percent interest in a venture and entered into management agreements for the 16 communities owned by the venture. In conjunction with this transaction, the Company guaranteed to fund shortfalls between actual net operating income and a specified level of net operating income up to $7 million per year through July 2010. The Company paid $12 million to the venture to enter into the management agreements, which was recorded as an intangible asset and is being amortized over the 30-year life of the management agreements. The $12 million was placed into a reserve account by the venture, and the first $12 million of shortfalls were to be funded from that reserve account by the venture. The Company determined that shortfalls will exceed the amount held in the reserve account. As a result, the Company expected to record a pre-tax charge of $21 million. The Company has now determined that the entire $21 million charge will be recorded in 2006.

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Trinity Hospice Impairment. As a result of a review of the goodwill related to the Company’s hospice business acquired in 2006, Trinity Hospice, Inc. (“Trinity”), the Company expects to record a material impairment loss in 2007 relating to its investment in Trinity. The amount of the impairment loss has not yet been determined, but is expected to be material. At December 31, 2007, the goodwill and intangible assets related to the acquisition of Trinity totaled approximately $69 million.

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Senior Living Condominium Developments. As disclosed in the Company’s press release dated November 9, 2007, Sunrise expects to record a loss of approximately $23 million due to a commitment to fund actual project costs in excess of budgeted project costs. During 2007, Sunrise expects to record an additional loss of $7 million due to an increase in the budgeted project costs. Sunrise plans to seek reimbursement for some of these overages. However, there can be no assurance that Sunrise will be reimbursed for any of these overages. As also disclosed in the Company’s press release dated November 9, 2007, the Company expects to record pre-tax charges totaling approximately $21 million to write off capitalized development costs for four discontinued condominium projects.

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Legal and Accounting Fees Related to Accounting Review, Special Independent Committee Investigation and Related Matters. During 2006, the Company incurred approximately $3 million for legal and accounting fees related to its accounting restatement. During 2007, the Company incurred legal and accounting fees of approximately $42 million related to the accounting restatement, the Special Independent Committee investigation, the SEC investigation and responding to various shareholder actions.

The anticipated pre-tax charges and impairments described above are preliminary and remain subject to audit by Ernst & Young LLP. As such, this information is not final or complete, and remains subject to change, possibly materially.

Status of Filing of 2006 Form 10-K

The Company continues to work diligently and plans to file its 2006 Form 10-K no later than the New York Stock Exchange (“NYSE”) trading extension date of March 17, 2008. No assurance can be given that the Company will file its 2006 Form 10-K by that date. In the event the Company is not able to file its 2006 Form 10-K by March 17, 2008, the NYSE is expected to initiate de-listing of the Company’s common stock from trading on the NYSE in accordance with its listing requirements.

Delay in Filing of 2007 Form 10-K

The Company is filing a Form 12b-25 today reporting that its filing of its 2007 Form 10-K will be delayed.

Legal Proceedings Update

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Trinity OIG Investigation and Related Qui Tam Action. On September 14, 2006, the Company acquired Trinity for $75 million with the objective of entering the hospice care industry. On January 3, 2007, Trinity received a subpoena from the Phoenix field office of the Office of the Inspector General of the Department of Health and Human Services ("OIG") requesting certain information regarding Trinity’s operations in three locations for the period January 1, 2000 through June 30, 2006, a period that was prior to Sunrise’s acquisition of Trinity. On September 11, 2007, Trinity and the Company were served with a qui tam complaint filed on September 5, 2007 in the United States District Court for the District of Arizona. That filing amended a complaint filed under seal on November 21, 2005 by four former employees of Trinity under the qui tam provisions of the Federal False Claims Act.  On February 13, 2008, Trinity received a subpoena from the Los Angeles regional office of the OIG requesting information regarding Trinity’s operations in 19 locations for the period December 1, 1998 through February 12, 2008. This subpoena relates to the ongoing investigation being conducted by the Commercial Litigation Branch of the U.S. Department of Justice and the civil division of the U.S. Attorney’s Office in Arizona. Trinity is in the process of complying with the subpoena. During 2006, the Company recorded a loss of $5 million for possible fines, penalties and damages related to the Trinity OIG investigation. As of December 31, 2007, the Company had incurred approximately $2 million in professional fees and other costs in connection with the investigation and related qui tam action and remediation activities. The Company expects to incur additional costs, which may be substantial, until this matter is resolved.

•	IRS Audit. The Internal Revenue Service is auditing our federal income tax returns for the years ended December 31, 2005 and 2006, and our employment tax returns for 2004, 2005 and 2006.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of December 31, 2007, Sunrise operated 457 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for approximately 54,000 residents. At quarter end, Sunrise also had 45 communities under construction in these countries with a combined capacity for 5,800 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release – including the updated estimate of the cumulative net income impacts of the Company’s pending restatement, the planned filing of the Company’s 2006 Form 10-K by March 17, 2008, the anticipated pre-tax charges and impairments, and the Company’s belief that borrowing availability under its bank credit facility, unrestricted cash balances, and unlevered real estate assets is sufficient to support the Company’s operations over the next twelve months — may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, completion of the Company's restatement of its historical financial statements; the length of time needed for Sunrise to complete the restatement and for Ernst & Young LLP to complete its audit procedures for any reason, including the detection of new errors or adjustments; the time required for the Company to prepare and file its 2006 Form 10-K, 2007 Form 10-K, Form 10-Q for the quarter ending March 31, 2008 and Form 10-Qs for the first three quarters of 2007 and for Ernst & Young to complete its work on its audits of the 2006 and 2007 financial statements and its reviews of the Form 10-Qs; the Company’s ability to remediate material weaknesses in internal controls over financial reporting; the outcome of the SEC's investigation; the outcomes of pending putative class action and derivative litigation; the outcome of the lawsuit filed by the Company's former CFO; the outcome of the Trinity OIG investigation and qui tam proceeding; the outcome of the IRS audit of the Company's tax returns for the tax years ended December 31, 2005 and 2006, and employment tax returns for 2004, 2005 and 2006; the outcome of the exploration of strategic alternatives; the delisting of the Company's stock from the NYSE in the event the Company does not file its 2006 Form 10-K by March 17, 2008; the Company's ability to comply with the terms of the amendment of its bank credit facility or to obtain a further extension of the period for providing the lenders with required financial information; development and construction risks and the Company’s ability to complete those projects currently under construction; acquisition risks; licensing risks; business conditions; competition; changes in interest rates; the Company's ability to manage its expenses; market factors that could affect the value of the Company's properties; the risks of downturns in general economic conditions; availability of financing for development and acquisitions; and other risks detailed in the Company's latest annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Sunrise Senior Living, Inc.
Supplemental Information
As of December 31, 2007
($ in millions except average daily rate)

	Communities		Resident Capacity
	Q4 07	Q406	Q407	Q4 06
Community Data
Communities managed for third-party owners	190	192	22,989	23,091
Communities in ventures	201	183	22,245	20,433
Consolidated communities	66	65	8,683	8,646
Total communities operated (1)	457	440	53,917	52,170

Percentage of Total Operating Portfolio
Assisted Living			72%	72%
Independent Living			23%	23%
Skilled Nursing			5%	5%
Total			100%	100%

Selected Operating Results

		Q4 07	Q4 06	% Change
Same-Community Portfolio Operating Results (2)
Number of communities		206	206	-
Resident capacity		23,687	23,687	-

Same-Community Revenue
Communities in ventures		$205.2	$195.3	5.1%
Consolidated communities		106.3	98.8	7.6%
Total Same-Community Revenue		$311.5	$294.1	5.9%

Same - Community Expense (3)
Communities in ventures		$125.4	$128.5	-2.4%
Consolidated communities		72.9	76.7	-5.0%
Total Same-Community Expense		$198.3	$205.2	-3.4%

Same-Community Occupancy
Communities in ventures		90.6%	91.6%	-1.1%
Consolidated communities		90.7%	91.6%	-1.0%
Total Same-Community Occupancy		90.6%	91.6%	-1.1%

Same-Community Average Daily Rate(4)
Communities in ventures		$156.85	$148.28	5.8%
Consolidated communities		$148.27	$137.36	7.9%
Total Same-Community Average Daily Rate		$153.82	$144.42	6.5%

Selected Total Portfolio Revenues under Management (5)		Q4 07	Q4 06
Communities managed for third – party owners		$233.4	$233.0	0.0%
Communities in ventures		268.4	238.9	12.3%
Consolidated communities		114.9	104.2	10.3%
Total revenue of communities under management		$616.7	$576.1	7.0%

Number of Development Communities to be Opened (Resident Capacity)
	Q1 08	Q2 08	Q3 08	Q4 08
Consolidated communities	-	3(274)	1 (80)	2 (194)
Venture communities	6(581)	3 (348)	2 (580)	3 (250)
Managed communities	-	2(550)	1 (233)	-

Notes

(1)
During the fourth quarter of 2007, Sunrise opened seven communities. There were also three management contracts terminated in the fourth quarter and one Greystone contract that had a change in ownership.

(2)
Same-community portfolio consists of all communities in which Sunrise has an ownership interest and were stabilized in the fourth quarter of 2007 and 2006. This includes consolidated communities and communities in ventures. The Company defines stabilized communities as communities that are open for 12 months or achieving 95 percent occupancy, whichever occurs first.

(3)	Community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.
(4)	Average daily rate is per resident and excludes community fees.
(5)	Includes revenue for all communities operated by Sunrise.